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                                   EXHIBIT 23


                           PRICEWATERHOUSECOOPERS LLP
                          A professional services firm


CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements of The BISYS Group, Inc. on Forms S-8 (File Nos. 33-91666, 33-91676, 333-02966,
333-39229, 333-39601, 333-43347, 333-43349 and 333-43351) and in the
Registration Statement of The BISYS Group, Inc. on Form S-3 (File No. 333-37109) of our report dated August 7, 1998 (except as to certain information presented in Note 12, for which the date is August 21, 1998) on our audits of the consolidated financial statements of The BISYS Group, Inc. and subsidiaries as of June 30, 1998 and 1997, and for each of the three years in the period ended June 30, 1998, which report is incorporated by reference in this Annual Report on Form 10-K.



/S/ PricewaterhouseCoopers LLP


New York, New York
September 28, 1998